As filed with the Securities and Exchange Commission on July 2, 2007
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INVERNESS MEDICAL INNOVATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900	04-3565120
(State of Incorporation)	(Address of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)
Biosite Incorporated Amended and Restated 1996 Stock Incentive Plan
Biosite Incorporated 2002 Nonqualified Stock Incentive Plan
(Full Title of the Plans)
Ron Zwanziger
Chairman, Chief Executive Officer and President
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copy to:
Jay McNamara, Esq.
Senior Counsel, Corporate & Finance
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amounts to be	Offering Price	Aggregate Offering	Amount of
Being Registered	Registered (1)	Per Share(2)	Price(2)	Registration Fee(2)
Common Stock, par value $.001 per share	1,051,317 shares(3)	$25.73	$27,050,386.41	$830.45
Common Stock, par value $.001 per share	1,060,253 shares(4)	$28.16	$29,856,724.48	$916.60

(1)	This registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock as may be required pursuant to the Biosite Incorporated Amended and Restated 1996 Stock Incentive Plan, and the Biosite Incorporated 2002 Nonqualified Stock Incentive Plan in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock under the plan or other similar event.
(2)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee. The aggregate offering price and the amount of the registration fee under each plan were calculated using the weighted average exercise price at which the options may be exercised.
(3)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Biosite Incorporated Amended and Restated 1996 Stock Incentive Plan.
(4)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Biosite Incorporated 2002 Nonqualified Stock Incentive Plan.

PART I
INFORMATION REQUIRED IN THE 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 1, 2007;
(b) the Company’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the Commission on March 26, 2007;
(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 10, 2007;
(d) the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2007;
(e) the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2007;
(f) the Company’s Current Report on Form 8-K filed with the Commission on June 4, 2007;
(g) the Company’s Current Report on Form 8-K filed with the Commission on May 29, 2007;
(h) the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2007;
(i) the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2007;
(j) the Company’s Current Report on Form 8-K filed with the Commission on May 15, 2007;
(k) the Company’s Current Report on Form 8-K filed with the Commission on May 15, 2007;
(l) the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2007;
(m) the Company’s Current Report on Form 8-K filed with the Commission on May 10, 2007;
(n) the Company’s Current Report on Form 8-K filed with the Commission on April 30, 2007;
(o) the Company’s Current Report on Form 8-K filed with the Commission on April 5, 2007;
(p) the Company’s Current Report on Form 8-K filed with the Commission on March 16, 2007, as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on April 23, 2007;
(q) the Company’s Current Report on Form 8-K filed with the Commission on January 26, 2007; and
(r) the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on November 21, 2001, as amended, under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendments or reports filed for the purpose of updating such description.
In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
The validity of the securities the Company is offering are being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 2,529 shares of common stock of the Company, as well as options to purchase an additional 17,579 shares of common stock of the Company.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.
Article V of the Company’s by-laws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.
Section 145(g) of the Delaware General Corporation Law and Article V of the by-laws of the Company provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Pursuant to the Delaware General Corporation Law, Article VII of the certificate of incorporation of the Company eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001).

4.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001).

4.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001).

Exhibit No.	Description
4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).

4.5	Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).

*4.6	Biosite Incorporated Amended and Restated 1996 Stock Incentive Plan.

*4.7	Biosite Incorporated 2002 Nonqualified Stock Incentive Plan.

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	Consent of BDO Seidman, LLP

*23.2	Consent of Colby & Company, PLLC

23.4	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*     Filed herewith.
ITEM 9. UNDERTAKINGS.
The registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs(a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on July 2, 2007.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Ron Zwanziger
Ron Zwanziger
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Ron Zwanziger and David Teitel as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ron Zwanziger Ron Zwanziger	Chairman, Chief Executive Officer and President (Principal Executive Officer)	July 2, 2007
/s/ David Teitel David Teitel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2007
/s/ Carol R. Goldberg	Director	July 2, 2007
Carol R. Goldberg
/s/ Robert P. Khederian	Director	July 2, 2007
Robert P. Khederian
/s/ John F. Levy	Director	July 2, 2007
John F. Levy
/s/ Jerry McAleer, Ph.D.	Director	July 2, 2007
Jerry McAleer, Ph.D.
/s/ John A. Quelch	Director	July 2, 2007
John A. Quelch
/s/ David Scott, Ph.D.	Director	July 2, 2007
David Scott, Ph.D.
/s/ Peter Townsend	Director	July 2, 2007
Peter Townsend
/s/ Alfred M. Zeien	Director	July 2, 2007
Alfred M. Zeien

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001).

4.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Inverness Medical Innovations, Inc. (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001).

4.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).

4.5	Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006).

*4.6	Biosite Incorporated Amended and Restated 1996 Stock Incentive Plan.

*4.7	Biosite Incorporated 2002 Nonqualified Stock Incentive Plan.

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc.

*23.1	Consent of BDO Seidman, LLP

*23.2	Consent of Colby & Company, PLC

23.4	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Inverness Medical Innovations, Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Filed herewith.